Exhibit G(4)

                      AMENDMENT TO THE CUSTODIAN AGREEMENT

      AMENDMENT, dated May 21st, 2001 to the August 12th 1991 custody agreement (Agreement) between THE ADVISORS' INNER CIRCLE FUND (Fund), a Massachusetts business trust and First Union National Bank, a National Bank (First Union, formerly, Corestates Bank N.A).

      WHEREAS, the Fund desires to appoint First Union to provide custodial services related to maintaining the Fund's assets outside of the United States ("Foreign Assets") on the terms and conditions contained herein to the Portfolios listed on Exhibit A, as may be amended from time to time;

      WHEREAS, First Union desires to provide custodian service related to the Fund's assets outside of the United States, "Foreign Assets", and perform the duties set forth herein on the terms and conditions contained herein.

      NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and First Union hereby agree as follows:

      Section 1. Except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

      Section 2. The Agreement is amended by adding a new Section 18 as follows:

COMPLIANCE WITH SEC RULE 17F-5.

a. APPOINTMENT. The Fund hereby appoints First Union as Foreign Custody Manager to perform the responsibilities set forth in this Section 18 with respect to Foreign Assets, and First Union hereby accepts such appointment as a Foreign Custody Manager of the Fund. First Union agrees to fulfill its duties and perform its responsibilities hereunder in accordance with SEC Rule 17f-5.

b. STANDARD OF CARE. First Union shall use the reasonable care, prudence, and diligence a person having responsibility for the safekeeping of the assets of an investment company registered under the 1940 Act would exercise in performing the responsibilities set forth in this Section 18.

c. SCOPE OF RESPONSIBILITIES AS FOREIGN CUSTODY MANAGER.

      (i) SELECTION. Subject to the provisions of this section 18 First Union shall place and maintain Foreign Assets in the care of one or more Eligible Foreign Custodians. In performing its responsibilities to place and maintain Foreign Assets with an Eligible Foreign Custodian, First Union shall determine that the Eligible Foreign Custodian will hold Foreign Assets in the exercise of reasonable care, based on the standards applicable to custodians in the jurisdiction or market in which the Foreign Assets will be held by that Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation:

      (A) the Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), its methods of keeping custodial records, its security and data protection practices, settlement practices, and precautions;

      (B) whether the Eligible Foreign Custodian has the financial strength to provide reasonable care for Foreign Assets and to protect Foreign Assets against the Eligible Foreign Custodian's insolvency;

      (C)   the Eligible Foreign Custodian's general reputation and standing;
            and

      (D) whether the Fund will have jurisdiction over, and be able to enforce judgments against, the Eligible Foreign Custodian in the United States.

      (ii) CONTRACTS. First Union shall ensure that the Fund's foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with such Eligible Foreign Custodian. First Union shall determine that the written contract governing the foreign custody arrangements with each Eligible Foreign Custodian First Union selects will provide reasonable care for Foreign Assets held by that Eligible Foreign Custodian. Each written contract will include terms that provide:

      (A) for indemnification and/or insurance arrangements such that the Fund will be adequately protected against the risk of loss of the Foreign Assets held in accordance with such contract;

      (B) that the Foreign Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors, except a claim for the Eligible Foreign Custodian's services under the contract or, in the case of cash deposits, liens or rights in favor of creditors of such Eligible Foreign Custodian arising under bankruptcy, insolvency or similar laws;

      (C) that beneficial ownership of the Foreign Assets will be freely transferable without the payment of money or value, other than payments for the Eligible Foreign Custodian's services under the contract;

      (D) that the Eligible Foreign Custodian will maintain adequate records identifying the Foreign Assets held under the contract as belonging to a Portfolio or as being held by a third party for the benefit of a Portfolio;

      (E) that the Fund's independent public accountants will be given access to those records or confirmation of the contents of those records; and

      (F) that the Fund will receive periodic reports with respect to the safekeeping of the Foreign Assets, including, but not limited to, notification of any transfer of the Foreign Assets to or from the account of a Portfolio or a third party account containing the Foreign Assets held for the benefit of a Portfolio.

or, in lieu of any or all of the terms set forth in (A) through (F) above, such other terms that First Union determines will provide, in their entirety, the same or greater level of care and protection for the Foreign Assets as the provisions set forth in (A) through (F) above in their entirety.

      (iii) MONITORING. First Union will establish and maintain a system to monitor: (i) the appropriateness of maintaining assets with each Eligible Foreign Custodian; (ii) each Eligible Foreign Custodian's continuing compliance with the standards set forth in Rule 17f-5 and this Amendment; and (iii) Material Changes to the Fund's foreign custody arrangements, as defined in paragraph (d) below (the Monitoring System).

      (iv) WITHDRAWING FUND ASSETS. In the event that a foreign custody arrangement no longer meets the terms and conditions set forth in SEC Rule 17f-5 or this Agreement, First Union is authorized to withdraw Foreign Assets and place such foreign assets with another eligible foreign custodian, First Union will promptly notify the Fund as described in Section 18. c.v.

      (v) REPORTING REQUIREMENTS. First Union shall report the placement of Foreign Assets with an Eligible Foreign Custodian and non-Material Changes by providing a written report to the Board at the end of each calendar quarter. With respect to Material Changes, First Union shall provide the Board with a written report promptly after the occurrence of the Material Change. Material Changes include: a decision to remove all Foreign Assets from a particular sub-custodian; any event that may adversely and materially affect an Eligible Foreign Custodian's financial or operational strength; First Union's inability to perform its duties in accordance with a standard of care under this Amendment; a change in control of an Eligible Foreign Custodian; the failure of an Eligible Foreign Custodian to comply with the standards in the Guidelines, the terms of Rule 17f-5, its contract governing the Fund's foreign custody arrangements or the established practices or procedures of a Securities Depository; any material change in any contract governing the Fund's foreign custody arrangements; any material change in the established practices or procedures of a Securities Depository; the failure of First

Union or a foreign custody arrangement to meet the standards in Rule 17f-5 or this Amendment; any event that may adversely affect First Union's ability to comply with Rule 17f-5 or this Amendment; and a material change in any information provided to the Board regarding First Union's expertise in foreign custody issues and risks, First Union's use of third party experts to perform its foreign custody responsibilities, the Board's ability to monitor First Union's performance, First Union's financial strength or its ability to indemnify the Fund.

      (vi) PROVISION OF INFORMATION. First Union shall provide to the Fund (or its investment manager) such information as is specified in Appendix 1-B hereto, as may be amended from time to time by the parties. The Fund hereby acknowledges that such information is solely designed to inform the Fund(or its investment manager) of market conditions and procedures, but is not intended to influence the Fund's investment decisions. First Union must use reasonable care in gathering such information. First Union agrees to promptly notify the Fund's investment adviser at the time that First Union becomes aware of a material change to the information provided or if First Union learns that any information previously provided is incomplete or inaccurate. At least annually, First Union will provide to the Fund a written statement as may reasonably be required to document its compliance with the terms of this Agreement, as well as information regarding the following factors: (i) First Union's expertise in foreign custody issues and risks; (ii) First Union's use of third party experts to perform its foreign custody responsibilities; (iii) the Board's ability to monitor First Union's performance; and (iv) First Union's financial strength and its ability to indemnify the Fund if necessary. With respect to each Eligible Foreign Custodian employed by the Fund under this Section 18.(c)(vi), First Union agrees to provide to the Fund or its investment adviser any information it possesses regarding Country Risk or the risks associated with placing or maintaining Foreign Assets with the Eligible Foreign Custodian.

d. REPRESENTATIONS. The Fund hereby represents to First Union that (i) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund's execution or performance under this Agreement. First Union hereby represents to the Fund that (i) it is a U.S. Bank with the full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized, executed and delivered by First Union, constitutes a valid and legally binding obligation of First Union enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on First Union prohibits First Union's execution or performance of this Agreement; and (iii) First Union has established, and agrees to maintain during the term of this Agreement, the Monitoring System.

In addition to any express or implied warranties made in the Agreement, First Union hereby represents and warrants that each and every commercial and noncommercial hardware, software, firmware, mechanical, or electrical product (Product(s)) utilized, created, assembled, manufactured, developed, or modified in connection with any goods or services offered or provided under this Amendment shall, at no additional costs to the Fund, be able to store and process accurately any and all data reflected in the currency unit of the European Monetary Union, the Euro, and related to the Euro (including, but not limited to, calculating, comparing, storing, processing, recording, valuing, recognizing, validating, presenting, and sequencing). The Fund may, at no additional cost, require First Union to demonstrate compliance and/or compliance techniques and test procedures it intends to follow, or evidence of compliance by First Union and relevant third party vendors, consistent with the Euro-related representations, warranties, and obligations contained herein. These representations and warranties shall be in effect so long as the service(s) or Product(s) provided under this agreement are used by First Union or provided by First Union for the benefit of the Fund.

e. CONDITION PRECEDENT. As a condition precedent to First Union's performance under this Amendment, the Fund shall deliver to First Union a certificate from the Fund's secretary containing the resolution of the Board regarding the Board's determination that it is reasonable to rely on First Union to perform the delegated responsibilities provided for herein.

f. COUNTRY RISK. First Union's responsibilities under this Section 18 shall not include, or be deemed to include, any evaluation of Country Risks associated with investment in a particular country.

g. BEST CUSTOMER. If at any time First Union is or becomes a party to an agreement to serve as Foreign Custody Manager to an investment company that provides for either: (a) a standard of care with respect to the selection of Eligible Foreign Custodians in any jurisdiction higher than that set forth in
Section 18.c (i) or (ii) a standard of care with respect to exercise of First Union's duties other than that set forth in Section 18.b, First Union agrees to notify the Fund of this fact and to raise the applicable standard of care hereunder to the standard specified in such other agreement.

h. DIRECTION OF ELIGIBLE FOREIGN CUSTODIANS. The Fund may direct First Union to place and maintain Foreign Assets with a particular Eligible Foreign Custodian. In such event, First Union will have no duties under this Section 18 with respect to such arrangement, except those included under Section 18.c (vi) and those that it may undertake specifically in writing.

i. TAX SERVICES.

      (i) First Union shall apply for a reduction of withholding tax and any refund of any tax paid or tax credits that apply in each market in respect of income payments on Assets for the benefit of the Fund which First Union believes may be available to the Fund. If the Fund is eligible, pursuant to applicable law or to the provisions of any tax treaty, for a reduced rate of, or exemption from, any tax which is otherwise required to be withheld or paid on behalf of the Fund under any applicable law, First Union shall, or shall instruct the applicable Eligible Foreign Custodian or withholding agent to, either withhold or pay such tax at such reduced rate or refrain from withholding or paying such tax, as appropriate. In the event that a reduced rate of, or exemption from, any tax is obtainable only by means of an application for refund, First Union shall, or shall instruct the applicable Eligible Foreign Custodian or withholding agent to, apply for such refund. The provision of tax services is conditional upon the

Fund's provision to First Union of all documentary evidence as First Union shall reasonably require in connection with taxation, and the Fund warrants that when given, this information shall be true and correct in every material respect. The Fund undertakes to notify First Union immediately if any such information requires updating or amendment.

      (ii) First Union and the applicable Eligible Foreign Custodian shall have no responsibility for the accuracy or validity of any forms or documentation the Fund provides to First Union hereunder, and the Fund hereby indemnifies and agrees to hold harmless First Union and each Eligible Foreign Custodian in respect of any liability arising from any underwithholding or underpayment of any tax which results from the inaccuracy or invalidity of any such forms or other documentation.

      (iii) First Union and the applicable Eligible Foreign Custodian shall not be liable to the Fund or any third party for any taxes, fines or penalties payable by the Fund or First Union, and shall be indemnified accordingly, whether these result form the Fund's or any third party's inaccurate completion of documents, or as a result of the Fund's or any third party's provision of inaccurate or misleading information or the withholding of material information, or as a result of any delay of any revenue authority or any other event beyond the control of First Union or any Eligible Foreign Custodian.

      (iv) First Union shall perform tax reclaim services only for taxation levied by the revenue authorities of the countries notified to First Union from time to time, and First Union may, after notifying the Fund in writing, supplement or amend the markets in which it offers tax reclaim services. Other than as expressly provided in this clause (iv), First Union shall have no responsibility for the Fund's tax position or status in any jurisdiction.

      (v) First Union is authorized to deduct from any Property in the form of cash any taxes or levies required by any revenue or governmental authority under applicable law in respect of the Account.

j. DEFINITIONS.

Board means the board of trustees or board of directors, as applicable, of the Fund.

Country Risk means the systemic risks arising from holding assets in a particular country, including those arising from a country's financial infrastructure, prevailing custody and settlement practices; expropriation, nationalization or other governmental actions; and laws applicable to the safekeeping and recovery of assets held in custody in such country.

Eligible Foreign Custodian means an Eligible Foreign Custodian as defined in SEC Rule 17f-5(a)(1) and any other entity that the SEC qualifies as such by exemptive order, no-action relief, rule or other appropriate SEC action.

Foreign Assets means any Portfolio's investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Portfolio's transactions in such investments.

Foreign Custody Manager means a Foreign Custody Manager as defined in SEC Rule 17f-5(a)(3).

Portfolio means each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets.

SEC means the U.S. Securities and Exchange Commission.

Eligible Securities Depository means any securities depository or clearing agency within the meaning of SEC Rule 17f-7(b)(1).

U.S. Bank means a U.S. bank as defined in SEC Rule 17f-5(a)(7).

1940 Act means the Investment Company Act of 1940.

k. AUTHORIZATION. Subject to the terms and conditions herein, First Union is hereby authorized to: (i) place and maintain Foreign Assets on behalf of the Fund with Eligible Foreign Custodians pursuant to a written contract determined appropriate by First Union in accordance with the terms and conditions herein and (ii) withdraw Foreign Assets from Eligible Foreign Custodians in accordance with the terms and conditions herein.

l. CONCERNING FIRST UNION

      (i) For its services hereunder, the Fund agrees to pay to First Union such compensation and out-of-pocket expenses as shall be mutually agreed.

      (ii) First Union shall have only such duties as are expressly set forth herein. In no event shall First Union be liable for any Country Risks associated with investments in a particular country.

m. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall together, constitute only one instrument.

COMPLIANCE WITH RULE 17F-7. First Union shall provide an analysis of the custody risks associated with maintaining the Fund's Foreign Assets with each Eligible Securities Depository used by Custodian prior to the intitial placement of the Fund's Foreign Assets at such Depository and at which any Foreign Assets of Principal are held or are expected to be held. First Union shall monitor the custody risks associated with maintaining the Fund's Foreign Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify the Fund or its advisor of any material changes in such risks. First Union shall exercise reasonable care prudence and diligence in performing the requirements set forth in this Paragraph. Based on the information available to it in the exercise of diligence, First Union shall determine the eligibility under Rule 17f-7 of each depository before including it on Appendix 1-A hereto and shall promptly advise the Fund if any Eligible Securities Depository ceases to be eligible.

      IN WITNESS WHEREOF, the Fund and First Union have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

                                        ADVISORS' INNER CIRCLE FUND

                                        By: /s/ William E. Zitelli
                                            ------------------------------------
                                        By: William E. Zitelli
                                            ------------------------------------
                                        Title: Vice President
                                               ---------------------------------


                                        FIRST UNION NATIONAL BANK

                                        By: /s/ Ellen C. Krause
                                            ------------------------------------
                                        By: Ellen C. Krause
                                            ------------------------------------
                                        Title: Vice President
                                               ---------------------------------

                                    EXHIBIT A
                                   PORTFOLIOS

FMC SELECT FUND       07559-24-L

                                  APPENDIX 1-B
                       INFORMATION REGARDING COUNTRY RISK

1. To aid the Fund or its delegate in its consideration of Country Risks, First Union shall furnish the Fund annually and prior to the initial placing of Foreign Assets into a country, the following information:

      a. Opinions of local counsel, both internal and concerning whether applicable foreign law would restrict the: (i) access afforded the Fund's independent public accountants to books and records kept by an Eligible Foreign Custodian located in that country; (ii) Fund's ability to recover its Foreign Assets in the event of the bankruptcy of an Eligible Foreign Custodian in that country; or (iii) Fund's ability to recover Foreign Assets that are lost while under the control of an Eligible Foreign Custodian located in that country.

      b. Written information concerning: (i) the likelihood of expropriation, nationalization, freezes, or confiscation of the Fund's Foreign Assets and (ii) whether difficulties in converting the Fund's cash and cash equivalents to U.S. dollars are reasonably foreseeable.

      c. A market report with respect to the following topics: (i) securities regulatory environment; (ii) foreign ownership restrictions; (iii) foreign exchange; (iv) securities settlement and registration; (v) taxation; and (vi) compulsory depositories.

2. To aid the Fund in monitoring Country Risk, First Union shall furnish the Fund with the following information: Market flashes, including with respect to changes in the information contained in the above market reports.

3. First Union shall furnish additional information customarily provided to other investment companies registered under the Investment Company Act of 1940 for which First Union provides foreign custody services.

4. First Union shall furnish additional information regarding Country Risks as the Fund may reasonably request from time to time.


                                       10